Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

–Registration Statement (Form S-8 No. 333-259703) pertaining to the Amended and Restated 2011 Stock Plan, 2012 Milestone Stock Plan, 2019 Founder Stock Plan, 2021 Incentive Award Plan, and the 2021 Employee Stock Purchase Plan of Warby Parker Inc. and

–Registration Statement (Form S-8 No. 333-259704) pertaining to the Amended and Restated 2011 Stock Plan and the 2019 Founder Stock Plan of Warby Parker Inc.,

of our report dated March 18, 2022, with respect to the consolidated financial statements of Warby Parker Inc. included in this Annual Report (Form 10-K) of Warby Parker Inc. for the year ended December 31, 2021.

/s/ ERNST & YOUNG LLP

New York, New York
March 18, 2022